Exhibit 99.2
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT is made and entered into on this 29th day of May, 2009, to be effective as of the 1st day of June, 2009 (the “Effective Date”), by and between FREDERICK L. GREEN, III, an individual resident of the State of Georgia (“Green”), and SYNOVUS FINANCIAL CORP., a business corporation organized and existing under the laws of the State of Georgia (“Synovus”).
W I T N E S S E T H :
     WHEREAS, Green formerly served as President and Chief Operating Officer and as a member of the Board of Directors of Synovus, having tendered his resignation from such positions on or about the date hereof;
     WHEREAS, Synovus desires to avail itself of Green’s knowledge and experience in selected areas in which his continuing advice, counsel and efforts can be the most meaningful for a period of eighteen months.
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, Green and Synovus, intending to be legally bound, do hereby agree as follows:
Section I.
ENGAGEMENT AS AN INDEPENDENT CONTRACTOR
     Synovus hereby engages Green as an independent contractor, and Green hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Consulting Agreement. Green’s engagement under this Consulting Agreement shall commence as of the Effective Date and end on November 30, 2010; provided, however, that this Consulting Agreement may be terminated earlier pursuant to the provisions of Section V hereunder. The parties acknowledge that at the Effective Date, Synovus is a participant in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 (“EESA”), which imposes certain restrictions on the compensation of current and former executive officers. As of the date hereof, the parties in good faith believe that the amounts payable under this Consulting Agreement represent payments for bona fide services to be performed and, as such, are not prohibited “golden parachute payments.” Notwithstanding anything to the contrary herein, Synovus may terminate this Consulting Agreement, and cease future payments and/or recover from Green any amounts previously paid hereunder, if and to the extent required by EESA, as amended by the American

Recovery and Reinvestment Act of 2009, and applicable regulations or standards issued by the Secretary of the Treasury under such Acts. If Synovus does so terminate this Agreement, it shall be terminated completely, so that neither party shall have any right or obligation hereunder.
Section II.
CONSULTING SERVICES
     Based upon his background and knowledge of matters in which he was involved as President and Chief Operating Officer of Synovus, and his particular expertise in connection with the financial services businesses in which Synovus and its affiliates are engaged, Green shall provide such professional consulting and advisory services (the “Consulting Services”) as may be requested from time to time by the Chief Executive Officer of Synovus or the Board of Directors of Synovus. Specifically, and without limitation, Green will: (1) provide advice and counsel on the financial services industry; (2) provide advice and counsel with respect to Synovus’ civic and community relations activities; and (3) develop prospective customers and existing customer relationships.
     In providing such services, the Chief Executive Officer and Green will agree on the appropriate work schedule necessary to accomplish the requested services and desired results. Green will control the means, methods, time, resources, and manner required to perform the consulting and advisory services requested from him. Green shall devote such time to the performance of Consulting Services hereunder as is reasonably necessary to perform them in a satisfactory manner, but not in excess of 20 hours per month without the written mutual agreement of the parties. Under no circumstance shall total hours worked rise above a level equal to more than 20% of the average level of services performed by Green as an employee of Synovus during 2006, 2007 and 2008, in accordance with Treas. Reg. §1.409A-l(h)(1)(ii).
Section III.
NONDISCLOSURE, NONCOMPETE, NONSOLICITATION,
NONINDUCEMENT AND NONDISPARAGEMENT COVENANTS
     3.1 Green shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use at any time after the date hereof the Trade Secrets without the prior written consent of Synovus. Green also agrees that during the term of his engagement under this Consulting Agreement and for a period of two (2) years following the termination thereof, Green will hold in confidence all Confidential Information and will not disclose, publish or make use of Confidential Information without the prior written consent of Synovus.

     3.2 For the purposes of this Consulting Agreement, “Confidential Information” shall mean any data or information, other than Trade Secrets, that is valuable to Synovus or any of its subsidiaries or affiliates (hereinafter the “Synovus Companies”) and not generally known to competitors of the Synovus Companies. “Trade Secrets” shall mean information belonging to by any of the Synovus Companies, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, that derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.
     3.3 During the term of this Consulting Agreement, Green will not directly or indirectly provide any material services to any person or entity in the financial services business (including, without limitation, the banking, brokerage or trust business) within the States of Georgia, Florida, Alabama, South Carolina or Tennessee (hereinafter the “Area”). In addition, Green will not will not form, organize or acquire more than 5% of the capital stock of, or cause his affiliates or other persons or entities under his control to form, organize or acquire more than 5% of the capital stock of a depository financial institution that is not an affiliate of Synovus (including any holding company thereof) located or having offices within the Area.
     3.4 During the term of this Consulting Agreement, Green shall not, directly or indirectly, on behalf of himself or of anyone other than the Synovus Companies, solicit, contact, call upon, or attempt to communicate with any deposit customer of the Synovus Companies, or any representative of any deposit customer of the Synovus Companies for the purpose of obtaining banking deposits. The foregoing restriction shall apply only to the solicitation of deposit customers of the Synovus Companies, or representatives of customers of the Synovus Companies and shall apply only to the active solicitation of, as opposed to the mere acceptance of business from such persons.
     3.5 During the term of this Consulting Agreement, Green shall not, directly or indirectly, on behalf of himself or anyone other than the Synovus Companies, induce any employee of the Synovus Companies, to leave employment with the Synovus Companies for any reason.
     3.6 Green agrees that he will not in any way malign or disparage Synovus, and Synovus agrees that it will not malign or disparage Green. The intent of this paragraph is to protect the respective professional, business and personal reputations of Green and Synovus in the community and it shall be so interpreted

     3.7 In the event Green commits any material breach of the provisions of this Consulting Agreement, including without limitation the covenants contained in this Section III, and if such material breach is curable and continues after thirty (30) days prior written notice thereof from Synovus, all payments under this Consulting Agreement shall immediately cease and no further payments shall be due or payable hereunder. In addition, Green acknowledges that the services to be rendered by him hereunder are special, unique, and extraordinary, that the restrictions contained in this Section III of this Consulting Agreement are reasonable and necessary to protect the legitimate interests of Synovus and that Synovus would not have entered into this Consulting Agreement in the absence of such restrictions. Without limiting the foregoing, Green agrees that any breach of the obligations contained in Sections 3.1 and 3.2 of this Consulting Agreement will result in irreparable harm and damage to Synovus and its business, such that Synovus shall be entitled to both preliminary and permanent injunctions, without the necessity of posting bond, enforcing said covenants in the event of any breach or threatened breach by Green, in addition to such other damages and remedies available to Synovus at law or equity. If and only if Synovus prevails in any such proceeding for an injunction, Green shall be liable for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages and reasonable attorneys’ fees and costs of litigation) sustained by Synovus in enforcing the covenants contained in Sections 3.1 and 3.2 of this Consulting Agreement; provided, however, that Green’s liability shall not exceed the amount which Green receives under this Consulting Agreement. If Synovus does not prevail in any such proceeding for an injunction, Synovus shall be liable to Green for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages and reasonable attorneys’ fees and costs of litigation) sustained by Green in such proceeding.
Section IV.
COMPENSATION
     4.1 In consideration of the consulting services to be rendered by Green hereunder, and in consideration of the foregoing covenants and agreements of Green herein contained, Synovus hereby agrees to pay to Green, for each month during the term of this Consulting Agreement, a consulting fee of $31,228.00. Payments made hereunder shall be paid to Green on the last business day of each month during the term hereof. The term shall include eighteen monthly payments, unless this Consulting Agreement is terminated prior to November 30, 2010 pursuant to the provisions hereof. If this Consulting Agreement is terminated during a calendar month, the payment for that month shall be prorated.
     4.2 Green acknowledges that he is an independent contractor for all purposes. Green agrees to treat all payments made to him hereunder as payments received by an independent contractor for all tax purposes and to pay any and all taxes payable in connection with his engagement hereunder, including, without limitation, all applicable income and self employment taxes. Green hereby agrees to indemnify and hold harmless Synovus and each of its affiliates from direct liability for any and all federal, state and local taxes or assessments of any kind arising out of any payment made by Synovus to Green hereunder. Green shall be responsible for all tax reporting, tax payments, withholdings, insurance and other payments, expenses and filings required to be made or paid by him or his agents or employees. Further, neither Green nor any of his agents or employees on account of his or their having rendered Consulting Services hereunder shall be entitled to any benefits provided by Synovus to any of its employees, including, without limitation, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by Synovus for its employees; provided however, nothing stated in this Consulting Agreement shall in any way affect any benefits to which Green may be entitled as a result of his prior employment with Synovus or its affiliates.
Section V.
DEATH OR DISABILITY
     Green’s engagement under this Consulting Agreement shall terminate upon Green’s death or total and permanent disability. For purposes of this Consulting Agreement, the term “total and permanent disability” shall mean the substantial physical or mental inability of Green to fulfill his duties under this Consulting Agreement as certified to in writing by two (2) competent physicians, at least one of whom must practice in Columbus, Georgia. One of such physicians shall be selected by Synovus’ Board of Directors and the other physician shall be selected by Green or his duly appointed guardian or legal representative.
Section VI.
MISCELLANEOUS
     6.1 Compliance with Code Section 409A. Notwithstanding anything herein to the contrary, Synovus shall make reasonable efforts to administer the Agreement and make payments hereunder in a manner that is not deemed to be contrary to the requirements set forth at Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations and notices promulgated thereunder such that any payments made would result in the requirement for the recipient of such payments to pay additional interest and taxes to be imposed in accordance with Section 409A(a)(1)(B) of the Code; provided, however, Synovus shall not have any responsibility to Green or any beneficiary(ies) with respect to any tax liabilities that may be applicable to any payments made under the Agreement, whether such tax liabilities are applicable to compliance with Section 409A of the Code or otherwise. If any provision of the Agreement shall be determined to be inconsistent with the requirements of Section 409A of the Code, then, the Agreement shall be construed, to the maximum extent possible, to give effect to such provision in a manner consistent with Section 409A of the Code, and if such construction is not possible, as if such provision had never been included.
     6.2 Governing Law. This Consulting Agreement shall be governed by and interpreted under the laws of the State of Georgia without regard to its conflict or choice of law provisions.
     6.3 Notices. All notices or other communications required or permitted hereunder or necessary and convenient in connection herewith shall be in writing and delivered in person or by express delivery service or postage prepaid first class mail, return receipt requested, to the following addresses:
If to Green:
Frederick L. Green, III
87 Sea Island Drive
Georgetown, SC 29440
If to Synovus:
Synovus Financial Corp.
Attn: General Counsel
P.O. Box 120
Columbus, Georgia 31902
or to such other addresses as Green or Synovus may designate by notice to the other parties hereto in the manner set forth in this Section VI.
     6.4 Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may not be changed or amended except upon written amendment executed by the parties hereto.
     6.5 Assignment. All of the terms and provisions of this Consulting Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Green hereunder shall not be assignable in whole or in part by Green.

     6.6 Counterparts. This Consulting Agreement may be executed in two or more counterparts, each of which, when executed, shall be deemed an original instrument.
     IN WITNESS WHEREOF, Synovus has caused this Consulting Agreement to be executed on its behalf and Green has hereunto set his hand and seal, as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/Richard E. Anthony

Name:	Richard E. Anthony

Title:	Chairman and CEO

/s/Frederick L. Green, III		(L.S.)

Frederick L. Green, III